Filed Pursuant to Rule 433
Registration Statement No. 33-153916-01
January 6, 2009
PRICING TERM SHEET
(to Preliminary Prospectus Supplement dated January 6, 2009)

Issuer:	CenterPoint Energy Houston Electric, LLC

Security:	7.00% General Mortgage Bonds, Series U, due 2014

Legal Format:	SEC Registered

Size:	$500,000,000

Trade Date:	January 6, 2009

Expected Settlement Date:	January 9, 2009

Maturity Date:	March 1, 2014

Coupon:	7.00%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2009

Price to Public:	99.978%

Benchmark Treasury:	1.500% due December 31, 2013

Benchmark Treasury Yield:	1.714%

Spread to Benchmark Treasury:	+528.6 basis points

Re-offer Yield:	7.00%

Make-whole call:	At any time at a discount rate of Treasury plus 50 basis points

CUSIP:	15189X AJ7

Anticipated Ratings:	Moody’s	Baa2
	Standard & Poor’s	BBB+
	Fitch	BBB+

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.
UBS Securities LLC

Co-Managers:	Comerica Securities, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 800-221-1037, Scotia Capital (USA) Inc. toll free at 800-372-3930 or UBS Securities LLC toll free at 877-827-6444, ext. 561-3884.